Exhibit 3.23

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT CHANGING ONLY THE
REGISTERED OFFICE OR REGISTERED AGENT OF A
LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:
1.    The name of the limited liability company is DYMATIZE ENTERPRISES, LLC.
2.    The Registered Office of the limited liability company in the State of Delaware is changed to Corporation Trust Center, 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is THE CORPORATION TRUST COMPANY.

By:	/s/ Diedre J. Gray
Authorized Person

Name:	Diedre J. Gray, Secretary
Print or Type

STATE OF DELAWARE
CERTIFICATE OF FORMATION
FOR
DYMATIZE ENTERPRISES, LLC

The undersigned, being an authorized person for the purposes of forming a limited liability company under the Delaware Limited Liability company Act, Chapter 18, Title 6, Delaware Code, Section 18-101 et seq. (the “Act”), hereby certifies pursuant to Section 18-201(a) of the Act, as follows:
ARTICLE I
The name of the limited liability company is Dymatize Enterprises, LLC.
ARTICLE II
The address of its registered office in the State of Delaware is 32 W. Loockerman Street, Suite 201, Dover, DE 19904, Kent County. The name of its registered agent at such address is Registered Agent Solutions, Inc.
ARTICLE III
Management of the limited liability company shall be vested in one or more Managers in accordance with the company’s written operating agreement.

This Certificate of Formation was duly executed in accordance with and is being filed pursuant to the provisions of Section 18-201 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of December 21, 2010.

/s/ Theodore Casey
Theodore Case, Organizer